AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1994

                                                        REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                      ALEXANDER & ALEXANDER SERVICES INC.
             (Exact name of registrant as specified in its charter)

                            ------------------------

                        MARYLAND                                                  52-0969822
             (State or other jurisdiction of                         (I.R.S. Employer Identification No.)
             incorporation or organization)

                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 840-8500

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            RONALD J. ROESSLER, ESQ.
                    SENIOR VICE PRESIDENT & GENERAL COUNSEL
                      ALEXANDER & ALEXANDER SERVICES INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 444-4535

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED              PROPOSED
                                                                    MAXIMUM              MAXIMUM
        TITLE OF EACH CLASS               AMOUNT TO BE          AGGREGATE PRICE         AGGREGATE           AMOUNT OF
   OF SECURITIES TO BE REGISTERED          REGISTERED             PER UNIT(1)       OFFERING PRICE(1)    REGISTRATION FEE
Common Stock ($1.00 par value per
share)(2)...........................        1,136,900               $19.625           $22,311,662.50        $7,693.73



(1) Estimated solely for purposes of calculating the registration fee on the basis of the average of the high and low reported sales prices of the Common Stock on August 11, 1994, on the New York Stock Exchange, in accordance with Rule 457(c) under the Securities Act of 1933.


(2) Includes the preferred share purchase rights associated with the Common
    Stock.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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- --------------------------------------------------------------------------------

                 (SUBJECT TO COMPLETION) ISSUED AUGUST 16, 1994

PROSPECTUS

                      ALEXANDER & ALEXANDER SERVICES INC.
               1,136,900 SHARES OF COMMON STOCK, $1.00 PAR VALUE


     This Prospectus relates to the offering of up to an aggregate of 1,136,900 shares (the "Shares") of Common Stock, $1.00 par value per share (the "Common Stock"), of Alexander & Alexander Services Inc. (the "Company") by certain stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to indemnify the Selling Stockholders for certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"), in certain circumstances. See "Plan of Distribution."



     The Selling Stockholders acquired the Shares from the Company in a transaction related to the Company's acquisition of all the interests in the assets and the business of Clay & Partners, a U.K. partnership. Except for the fees and disbursements of counsel and other advisors to the Selling Stockholders, any underwriters' fees and expenses and underwriting discounts and commissions and transfer taxes in respect of the Shares being sold, which will be borne by the Selling Stockholders, the Company has agreed to pay all other expenses related to this registration.


     The Selling Stockholders, directly or through agents or through broker-dealers or underwriters from time to time designated, may effect sales of Shares from time to time on the New York Stock Exchange or The International Stock Exchange of the United Kingdom and The Republic of Ireland, Ltd. (the "Exchanges") or otherwise pursuant to and in accordance with the applicable rules of the Exchanges, in block transactions, in negotiated transactions, in an underwritten public offering or in a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the number of Shares to be sold, purchase price, public offering price, the name of any such agent or broker-dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

     On August 12, 1994, the last reported sale price of the Company's Common Stock on the NYSE was $19.875.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST   , 1994

     No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offer contained herein and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information about the Company since the date hereof, or that the information herein is correct as of any time subsequent to their respective dates. This Prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, any security other than the Shares, nor shall this Prospectus constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.


                            ------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The Company has also filed with the Commission a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-8282) are hereby incorporated by reference in this Prospectus:

        (1) Annual Report on Form 10-K for the year ended December 31, 1993;

        (2) Current Report on Form 8-K, dated January 18, 1994;

        (3) Current Report on Form 8-K, dated February 25, 1994;

        (4) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;

        (5) Current Report on Form 8-K, dated April 21, 1994;

        (6) Current Report on Form 8-K, dated June 14, 1994;

        (7) Proxy Statement, dated June 27, 1994, for the Special Meeting of Stockholders held on July 15, 1994;

        (8) Quarterly Report on Form 10-Q for the quarter ended June 30, 1994;

        (9) Current Report on Form 8-K, dated July 19, 1994;

        (10) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including any subsequent amendments or reports filed for the purpose of updating such description; and

        (11) The description of the Company's preferred share purchase rights contained in the Company's Registration Statement on Form 8-A, including any subsequent amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated herein by reference into this Prospectus and to be a part hereof from their respective dates of filing. Any statement contained in this Prospectus or in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference (other than any exhibits thereto). Requests for such documents should be directed to Alexander & Alexander Services Inc. at 10461 Mill Run Circle, Owings Mills, Maryland 21117, Attention: Frank R. Wieczynski, Secretary.

                                  THE COMPANY

     Alexander & Alexander Services Inc., a holding company incorporated under the laws of Maryland in 1973, together with its subsidiaries, is a global insurance brokerage, risk management and human resource management consulting company. It is one of the leading insurance brokerage and risk management companies worldwide. Through predecessor entities the Company has been in business since 1899. The Company has approximately 14,300 employees and operates from offices located in more than 80 countries and territories through wholly owned subsidiaries, affiliates and other servicing capabilities. Its clients are primarily commercial enterprises, including a broad range of industrial, transportation, services, financial and other businesses. Clients also include government and governmental agencies, non-profit organizations and individuals.

     The Company's four core businesses include risk management and insurance services, specialist broking, reinsurance broking and human resource management consulting.

     RISK MANAGEMENT AND INSURANCE SERVICES. The Company develops risk management programs and places coverage on behalf of its clients directly with an insurance company or indirectly through a specialist broker. Since January 1991, the Company's worldwide risk management and insurance services have operated under a single coordinated management structure. In 1993, the Company introduced the common trading name of "Alexander & Alexander" throughout its global insurance services network in the U.S., the U.K., Canada and Japan and in most of its markets in continental Europe, Asia-Pacific and the Middle East. The Company's risk analysis and management capabilities include a broad range of services such as risk surveys and analyses, loss control and cost studies, formulation of safety procedures and insurance programs. In addition, other divisions of the Company provide complementary services.

     SPECIALIST BROKING. The Company acts as an intermediary between retail brokers and insurance companies and Lloyd's of London syndicates. London-based Alexander Howden Limited places large and complex risks that require access to the London and world markets. U.S.-based Alexander Howden North America, Inc. offers excess, surplus and specialty lines placements. From Australia and Singapore, Alexander Howden Asia Pacific specializes in wholesale insurance broking and facultative reinsurance.

     REINSURANCE BROKING. The Company places coverage on behalf of its insurance or reinsurance company clients to reinsure all or a portion of the risk underwritten by that insurance or reinsurance company. The Company's worldwide reinsurance brokerage services, led by its U.K. subsidiary, Alexander Howden Reinsurance Brokers Limited, arrange reinsurance programs for Lloyd's of London syndicates and other insurance and reinsurance companies worldwide. Alexander Reinsurance Intermediaries, Inc. provides a full range of reinsurance services in the United States.

     HUMAN RESOURCE MANAGEMENT CONSULTING. The Company offers global human resource management consulting services and benefits brokerage through The Alexander Consulting Group Inc. ("ACG"). ACG provides advisory and support services in human resource management, organizational effectiveness, integrated information technologies, strategic health care and flexible compensation, retirement planning and actuarial services, benefit plan design and implementation, international benefits/compensation, and benefit plan investment consulting through Alexander & Alexander Consulting Group Inc. in the U.S., Alexander Clay & Partners in Europe and Alexander Consulting Group Limited in Canada and the Asia-Pacific region. ACG provides brokerage services for group health and welfare, special risk, and association/mass marketing insurance coverage through Alexander & Alexander Benefits Services Inc. in the U.S. and as a division of the Alexander Consulting Group Limited in Canada. ACG operates in 18 countries.

                              RECENT DEVELOPMENTS


     The factors that have negatively influenced the Company's insurance brokerage revenues in the past years continued through the first six months of 1994. These factors include soft pricing due to the intense competition among insurance underwriters and significant declines in interest rates. Consulting revenues have also been constrained during this period due to worldwide economic conditions and uncertainty over health care reform in the U.S. The Company does not anticipate significant changes in such conditions for the remainder of 1994. For the first six months of 1994, the Company reported a net loss of $6.6 million, $0.25 per share. Included in the results were a $6.0 million after-tax charge, or $0.14 per share, relating to the purchase of reinsurance coverage for the Company's discontinued operations and a $2.6 million after-tax charge, or $0.06 per share, for the cumulative effect of a change in an accounting principle.


     Since mid-June 1994, the Company's Board of Directors and management team have completed a number of initiatives to improve the Company's financial condition and future profitability. These actions include the following:

       - In June, Frank G. Zarb was appointed Chairman of the Board, President and Chief Executive Officer of the Company.

       - In June, the quarterly dividend on the Company's Common Stock and Common Stock equivalents was reduced by 90 percent from $0.25 to $0.025 per share. The estimated annual cash flow savings based upon the current number of shares outstanding is approximately $39 million.

       - In July, American International Group, Inc., invested $200 million in the Company (the "AIG Investment") and received 4 million shares of the Company's non-voting 8% Series B Cumulative Convertible Preferred Stock, $1.00 par value (the "Series B Convertible Preferred Shares"). Net proceeds to the Company are approximately $196 million. Proceeds from this capital infusion will be used for general corporate purposes, including significant investments to improve its U.S. operations and other core businesses.

       - In July, certain subsidiaries of the Company entered into a reinsurance agreement providing $200 million of coverage for certain discontinued exposures in excess of an aggregate self-insured retention of $73 million for a premium of $80 million. The reinsurance agreement provides protection against further deterioration in loss reserves related to the Company's discontinued operations. Of the $80 million premium due, $30 million was paid from the proceeds of the AIG Investment.

       - In July, the Company borrowed $50 million from the reinsurance company that executed the reinsurance agreement described above. The note is payable in five equal annual installments, commencing July 1997.

       - In July, the Company's long-term credit agreement with various banks was amended to restore the Company's ability to borrow up to $150 million. The Company has no borrowings outstanding under this agreement, and does not anticipate a need to borrow under the agreement for the remainder of its term which expires in July 1995.

       - In July, three new directors were elected, increasing the size of the Company's Board of Directors from 8 to 11 members.

     In addition to these actions already taken, a number of initiatives are underway to further strengthen the Company's balance sheet and increase operating margins.


     The Company is conducting an analysis of its core business activities and is currently reviewing its options with respect to selling certain non-core businesses and other assets. In this regard, in early August the Company announced it had signed a letter of intent to sell its personal lines insurance brokerage business in the U.S. The total proceeds on this sale are estimated to be $30 million with a resulting estimated pre-tax gain of approximately $20 million.

     The Company is actively reviewing its options with respect to indemnity exposures relating to operations previously sold.

     The Company has also begun comprehensive worldwide reviews of its operations to identify and implement ways of expanding new business efforts and reducing overall costs. These reviews are expected to be completed by year-end 1994 and could result in a significant charge for restructuring and other matters.


     Among the principal objectives of these financial and organizational initiatives is to effect improvements in the Company's revenue stream, reduce costs and improve organizational controls. However, no assurances can be given that these objectives will be accomplished. Further, factors such as the effectiveness of implementing these strategies could impact the future profitability of the Company, and hence shareholder value. In addition, dividends on the Series B Convertible Preferred Shares will reduce the amount of earnings otherwise available for distribution to holders of the Common Stock by approximately $16 million in the first year after issuance, and by approximately $23 million by the fifth year after issuance, assuming dividends on the Series B Convertible Preferred Shares were to be paid in kind over this period. The holders of the Series B Preferred Shares also have the right to require the Company to repurchase their shares at specified premium prices if a "Special Event" occurs. This right may tend to deter the Company from engaging in a Special Event, which includes, for example, the declaration or payment of dividends aggregating in excess of $0.075 per share of Common Stock during the last seven months of 1994, cumulatively 25% of earnings in 1995 and 1996, and cumulatively 50% of earnings thereafter; the disposition by the Company of assets representing 35% or more of the Company's book value or gross revenues; and certain mergers of the Company or any of its principal subsidiaries with or into any other firm or entity. Other Special Events include the acquisition by a third party, with the consent or approval of the Company, of beneficial ownership of securities representing 35% or more of the Company's total outstanding voting power. These factors, together with cash flow, operating results, possible changes in near-and long-term corporate strategies resulting from management changes, as well as general market and economic conditions, could affect future decisions of the Board of Directors with respect to the size and timing of dividends and other distributions on the Company's Common Stock, as well as other matters generally affecting the rights of holders of the Common Stock.


             ACQUISITION OF CLAY & PARTNERS AND RELATED AGREEMENTS


     The Selling Stockholders acquired 2,274,410 shares of the Common Stock, $1.00 par value per share (the "Consideration Shares") of the Company in connection with the Company's acquisition from each of the Selling Stockholders of his or her respective interests in the assets and business of Clay & Partners, a U.K. partnership ("Clay"). At the time of the acquisition, Clay was the third largest U.K. partnership of consulting actuaries and pension fund administrators, providing employee benefits and related consulting services to corporate clients, primarily in the United Kingdom. Through the acquisition of Clay, the Company plans to expand the European operations of ACG, its human resource management consulting subsidiary.



     The Consideration Shares were the total consideration paid for the purchase of Clay. For the purpose of the transaction, the Consideration Shares were given a value of $20.00 per share, valued at an exchange rate expressed in dollars per B.P.1.00 of $1.479.



     The acquisition was effected pursuant to a Sale and Purchase Agreement (the "Purchase Agreement"), dated as of November 30, 1993, among the Company and the Selling Stockholders. Pursuant to the Purchase Agreement, the parties entered into certain other agreements, including a Registration Rights Agreement (the "Registration Rights Agreement"), dated as of November 30, 1993, among the Company and the Selling Stockholders. The sale and purchase of Clay and the issuance of the Consideration Shares were consummated on November 30, 1993.


     The Shares offered hereunder represent that portion of the Consideration Shares the Selling Stockholders have elected to sell at the present time pursuant to this registration.

     The following description of the Purchase Agreement and the Registration Rights Agreement are summaries of certain of the material terms contained therein and are qualified in their entirety by reference to the full text of such agreements which have been filed as Exhibits to the Registration Statement of which the Prospectus is a part.

PURCHASE AGREEMENT


     Pursuant to the Purchase Agreement, on the Transfer Date, the Company issued to each of the Selling Stockholders that portion of the Consideration Shares allocable to each of the respective Selling Stockholder's interest in Clay. Under the Purchase Agreement, each of the Selling Stockholders agreed not to sell or otherwise dispose of his or her Consideration Shares prior to the public announcement by the Company of its financial results for the year ended December 31, 1993 which occurred on February 25, 1994 (the "Announcement Date"). Further, 10% of the Consideration Shares are being held in escrow and will be released upon the occurrence of certain events and accordingly, such escrowed Consideration Shares are not in any event included in the Shares.


REGISTRATION RIGHTS AGREEMENT

     Under the Registration Rights Agreement, the Company has agreed to register the Consideration Shares under the Securities Act and to use its best efforts to register the Consideration Shares on Form S-3 pursuant to Rule 415 under the Securities Act as soon as practicable (but in any event not earlier than the Announcement Date) and to maintain the effectiveness of such registration for 90 days (subject to extension, in the event the Company exercises its rights to prevent sales of the Shares during a transaction blackout or information blackout, as such terms are described below). Notwithstanding the foregoing, the Company has agreed to maintain the effectiveness of such registration statement for 120 days (subject to extension, in the event the Company exercises its rights to prevent sales of the Shares during a transaction blackout or information blackout, as such terms are described below). Consideration Shares so registered may be sold in "block" sales to institutional investors or through broker-dealers in privately negotiated transactions with institutional or corporate investors, through customary brokerage channels or in an underwritten public offering. The Selling Stockholders are not entitled to sell their Consideration Shares in more than one underwritten public offering or in a public offering unless the number of Consideration Shares sold exceeds 400,000.


     The Registration Rights Agreement contains additional agreements among the parties, including, among other things, agreements relating to indemnification and contribution and the Company's agreement to comply with applicable rules in order to permit resales of the Consideration Shares without registration pursuant to Rule 144 under the Securities Act. The parties have agreed that except for the fees and expenses of counsel and other advisors to the Selling Stockholders, underwriters' fees and expenses, underwriting discounts and commissions and transfer taxes in respect of the Consideration Shares registered, which will be borne by the Selling Stockholders, the Company will pay all other expenses of the registration.



     The Selling Stockholders have agreed not to sell any of the Shares after receipt of notice from the Company that, in its reasonable judgment, it would not be in the best interests of the Company and its stockholders generally for such Shares to be sold (for customary reasons, including but not limited to, such matters as the Company being engaged in active negotiations or planning for a merger or acquisition or disposition transaction or a private or public offering of debt securities or having recently completed such an offering) (a "transaction blackout") or that it is in possession of material non-public information that, in the reasonable opinion of the Company's counsel, would expose the Company to securities laws liabilities if Shares continued to be sold (an "information blackout"). Any information blackout will expire on the date which is two business days after the information is disclosed. Any transaction blackout will expire on the date which is two business days after the date the transaction is abandoned, publicly disclosed or completed (whichever occurs first). The Company has agreed that, if there is any blackout, it will maintain the effectiveness of the Registration Statement of which this Prospectus is a part for an additional period equal to the greater of 15 days and the duration of such blackout.

                              SELLING STOCKHOLDERS

     The following table identifies each of the Selling Stockholders and indicates (i) the nature of any position, office or other material relationship that each such Selling Stockholder has had within the past three years with the Company (or any of its predecessors or affiliates) and (ii) the number of shares of Common Stock owned by each such Selling Stockholder prior to the offering, the number of shares to be offered for the account of such Selling Stockholder and the number of shares and percentage of outstanding shares to be owned by such Selling Stockholder after completion of the offering.

     The Purchase Agreement contemplated that Clay would be integrated with the Company's human resource consulting division in the United Kingdom. The combined operation was named Alexander Clay & Partners Consulting ("AC&P"). Each of the Selling Stockholders (other than Simon Stoye) was offered employment with AC&P and those who were offered employment have accepted such employment.


                                                                                          SHARES      SHARES AND
                                                                              SHARES      OFFERED    PERCENTAGE**
                                                                               OWNED        IN      OF CLASS OWNED
                                         POSITION WITH OR RELATIONSHIP      BEFORE THE      THE       AFTER THE
NAME                                            TO THE COMPANY               OFFERING    OFFERING      OFFERING
- -----------------------------------  -------------------------------------  -----------  ---------  --------------
Ian S. Aitken......................  Principal Consultant--AC&P                 87,337      30,000        57,337
Nigel R. Bankhead..................  Principal Consultant--AC&P                 64,844      21,000        43,844
Geoffrey Booth*....................  Principal Consultant--AC&P                109,195           0       109,195
Jonathan R.P. Checkley.............  Principal Consultant--AC&P                136,487           0       136,487
Lynne Davis........................  Principal Consultant--AC&P                 87,337      69,337        18,000
Maurice Dyson......................  Director of Pension                       136,487      86,487        50,000
                                       Administration/Principal
                                       Consultant--AC&P
Jeremy D. Fisher...................  Principal Consultant--AC&P                109,195      98,275        10,920
Alan S. Fishman....................  Deputy Chairman--AC&P                     187,525      87,525       100,000
Stephen L. Gooch...................  Principal Consultant--AC&P                170,626     125,000        45,626
Helen James........................  Director of Professional and              109,195      98,275        10,920
                                       Technical Services/Principal
                                       Consultant--AC&P
Peter R. Lockyer...................  Director of Investment                     87,337      42,337        45,000
                                       Services/Principal Consultant--AC&P
Stephen M. Riley...................  Business Develoment Director--AC&P        109,195      50,000        59,195
Thomas M. Ross.....................  Executive Director--AC&P                  170,626      80,000        90,626
John E. Shepley....................  Principal Consultant--AC&P                136,487     100,000        36,487
Simon C. Stoye.....................  None                                       87,337      35,000        52,337
Richard C.W. Strattan..............  Principal Consultant--AC&P                136,487      65,000        71,487
Nigel Taylor.......................  Principal Consultant--AC&P                 64,844      34,800        30,044
Robert S. Thomson..................  Principal Consultant--AC&P                 87,337      43,669        43,668
John P. Woodhouse..................  Principal Consultant--AC&P                 87,337      40,000        47,337
Stephen F. Yeo.....................  Principal Consultant--AC&P                109,195      30,195        79,000


- ---------------

 * Mr. Booth transferred all his Consideration Shares to his spouse after the Announcement Date.



** No Selling Stockholder acquired or, following the sale of his or her Shares, will own more than 0.50% of the outstanding shares of the Company's Common Stock.


     The Selling Stockholders have filed a Statement on Schedule 13D pursuant to Regulation 13D under the Exchange Act with respect to their acquisition of the Consideration Shares. According to such Statement, the Selling Stockholders made such filing because there may be deemed to have been the formation of a "group" (as contemplated by Rule 13d-5(b) under the Exchange Act) consisting of the Selling Stockholders. However, each Selling Stockholder expressly declared that such Statement may not be construed as an admission that any such "group" has been formed or that such Selling Stockholder is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any Consideration Shares owned by other Selling Stockholders.


     The Consideration Shares represent approximately 5.5% of the shares of the Company's Common Stock outstanding as of August 1, 1994. Following the Offering, assuming all the shares are sold, the Consideration Shares held in the aggregate by the Selling Stockholders (or in the case of Mr. Booth, his spouse) will represent approximately 2.7% of the Company's Common Stock outstanding as of August 1, 1994.

                              PLAN OF DISTRIBUTION


     The Company has been advised by the Selling Stockholders that they intend to sell either directly or through broker-dealers, acting either as principal or as agent, or underwriters, all or a portion of the Shares from time to time in one or more transactions on the New York Stock Exchange ("NYSE"), The International Stock Exchange of the United Kingdom and the Republic of
Ireland, Ltd. (the "London Stock Exchange"), in block transactions, in privately negotiated transactions, or through customary brokerage channels, in a public offering or in a combination of any such methods of sale, at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Stockholders in connection with such sales of Shares. The Company's Common Stock is listed on the NYSE (symbol: AAL) and the London
Stock Exchange (symbol: ALXA). On August 12, 1994, the last reported sale price of the Company's Common Stock on the NYSE was $19.875. Pursuant to the Registration Rights Agreement, the shares registered pursuant to a Registration Statement may be sold by the Selling Stockholders in the manner selected by the Selling Stockholders in their sole discretion.

The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby. Any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the Shares purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act.



     The Selling Stockholders may effect transactions by selling the Shares to or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. Such broker-dealers, as agent or principal, may sell or resell the Shares on the Exchanges at market prices prevailing at the time of such sales or otherwise.


     Sales to institutional investors in privately negotiated transactions may be at market prices prevailing at the time of sales, at prices related to such prevailing prices or at negotiated prices. Institutional investors who may acquire Shares from the Selling Stockholders, or, if applicable, a broker-dealer or underwriter acting for the Selling Stockholders, include commercial and savings banks, pension funds, investment companies, educational and charitable institutions and other institutional investors.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a Prospectus Supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Shares specified in such Prospectus Supplement if any are purchased.

     The Registration Rights Agreement provides that, in certain circumstances, the Company will indemnify the Selling Stockholders and certain other persons, including any person who participates as an underwriter (and its controlling persons) in the offering or sale of the Shares against certain liabilities, including civil liabilities under the Securities Act. In addition, the Registration Rights

Agreement provides that to the extent such indemnification is not available in such circumstances, the Company will under certain circumstances, contribute to payments any such Selling Stockholder, underwriter or other person may be required to make in respect of such liabilities.

     See "Acquisition of Clay and Related Agreements-Registration Rights Agreement" for a further description of certain terms of the Registration Rights Agreement.


     The Selling Stockholders (other than Messrs. Booth and Checkley) have engaged CS First Boston Corporation ("CS First Boston") to provide advice concerning the appropriate method of selling the Shares. In that regard, CS First Boston has indicated that it may, on terms and conditions to be negotiated, further act on behalf of the Selling Stockholders in connection with a placement of the Shares in a block transaction, act as a broker-dealer in selling Shares through customary brokerage channels and/or act as an underwriter in a public offering of the Shares. CS First Boston has in the past provided, and continues to provide, investment banking services to the Company.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. All the proceeds will be received by the Selling Stockholders.

                                 LEGAL MATTERS

     The legality of the Shares is being passed upon by Ronald J. Roessler, Esq., Senior Vice President and General Counsel of the Company. As of August 1, 1994, Mr. Roessler owned 2,403 shares directly and 200 shares indirectly of the Company's Common Stock, and also held options exercisable for 33,500 shares of Common Stock. In addition, 5,919 shares of Common Stock are attributed to Mr. Roessler's account under the Company's Thrift Plan.

                                    EXPERTS


     The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 have been audited by Deloitte & Touche LLP.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following sets forth the costs and expenses in connection with the distribution of the shares being registered, other than any underwriting discounts and commissions. All of the amounts shown, except the Securities and Exchange Commission registration fees and stock exchange filing fees, are estimates. Except for the fees and disbursements of counsel and other advisors to the Selling Stockholders, any underwriters' fees and expenses and underwriting discounts and commissions and transfer taxes in respect of the Shares being sold, which will be borne by the Selling Stockholders, the Company has agreed to pay all other expenses related to this registration.



                                                                                         TO BE PAID BY
                                                                                           REGISTRANT
                                                                                         --------------
SEC registration fee...................................................................  $        7,694
NYSE filing fee........................................................................           7,960
London Stock Exchange filing fee.......................................................           9,995
Blue Sky fees and expenses.............................................................               0
Accounting fees and expenses of the Company's auditors.................................           9,000
Printing expenses......................................................................          20,000
Legal fees and expenses of the Company's counsel.......................................           3,000
Miscellaneous expenses.................................................................           3,000
       Total...........................................................................  $       60,649



     Any other expenses in connection with the Shares being registered will be borne by the Selling Stockholders.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

     The Company's Bylaws provide for indemnification of any person who is serving or has served as a director or officer of the Company, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

     The Company currently maintains policies of insurance under which the Company and the directors and officers of the Company are insured, within the limits of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which directors and officers of the Company are parties by reason of being or having been such directors or officers.

EXHIBITS

     The following exhibits are filed with this Registration Statement:


 EXHIBIT
 NUMBER                                                EXHIBIT TITLE
- ---------  -----------------------------------------------------------------------------------------------------
     5.1   Opinion of Counsel of Ronald J. Roessler, Esq., Senior Vice President and General Counsel of the
           Company
    10.1   Purchase Agreement, dated November 30, 1993, among the Company and the Selling Stockholders
           (including certain parts of the Schedule thereto)
    10.2   Registration Rights Agreement, dated November 30, 1993, among the Company and the Selling
           Stockholders
    10.3   Letter Agreement, dated June 28, 1994, between CS First Boston Corporation, the Selling Stockholders
           (other than Messrs. Booth and Checkley) and the Company respecting the offering and sale of the
           Shares.
    23.1   Consent of Deloitte & Touche LLP, independent public accountants
    23.2   Consent of Ronald J. Roessler, Esq., Senior Vice President and
           General Counsel of the Company, included in Exhibit 5.1
    24.1   Power of Attorney is included in the Signature Page contained in Part II of the Registration
           Statement


UNDERTAKINGS

     The undersigned Registrant undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated in the Registration Statement. (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the Shares being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby further undertakes that: (1) for the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective. (2) for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of August, 1994.

                                          ALEXANDER & ALEXANDER SERVICES INC.

                                          By:  /s/ Frank G. Zarb
                                              ..................................

                                                       Frank G. Zarb
                                                Chairman of the Board, Chief
                                                      Executive Officer,
                                                   President and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the officers and directors whose signature appears below constitutes and appoints Frank G. Zarb and Robert
E. Boni, and each of them, their true and lawful attorneys and agents, with full power of substitution each with power to act alone, to sign and execute on behalf of the undersigned any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing necessary and requisite to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys and agents or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 16, 1994 by the following persons in the capacities indicated.

                       NAME                                                      TITLE
- ---------------------------------------------------  --------------------------------------------------------------
          /s/ Frank G. Zarb                            Chairman of the Board, Chief Executive Officer, President and
     ..............................................    Director
                  Frank G. Zarb
          /s/ Paul E. Rohner                           Senior Vice President and Chief Financial Officer
     ..............................................
                  Paul E. Rohner
          /s/ Ronald L. Hendrick                       Vice President and Controller
     ..............................................
                Ronald L. Hendrick

                       NAME                                                      TITLE
- ---------------------------------------------------  --------------------------------------------------------------
          /s/ Kenneth Black, Jr.                                                Director
     ..............................................
                Kenneth Black, Jr.
          /s/ John A. Bogardus, Jr.                                             Director
     ..............................................
               John A. Bogardus, Jr.
          /s/ Robert E. Boni                                                    Director
     ..............................................
                  Robert E. Boni
          /s/ Peter C. Godsoe                                                   Director
     ..............................................
                 Peter C. Godsoe
          /s/ Angus M.M. Grossart                                               Director
     ..............................................
               Angus M.M. Grossart
          /s/ Vincent R. McLean                                                 Director
     ..............................................
                Vincent R. McLean
          /s/ William M. Wilson                                                 Director
     ..............................................
                William M. Wilson

                                 EXHIBIT INDEX


 EXHIBIT                                                                                                     PAGE
 NUMBER                                            EXHIBIT TITLE                                              NO.
- ---------  ----------------------------------------------------------------------------------------------  ---------
     5.1   Opinion of Counsel of Ronald J. Roessler, Esq., Senior Vice President and General Counsel of
           the Company...................................................................................
    10.1   Purchase Agreement, dated November 30, 1993, among the Company and the Selling Stockholders
           (including certain parts of the Schedule thereto).............................................
    10.2   Registration Rights Agreement, dated November 30, 1993, among the Company and the Selling
           Stockholders..................................................................................
    10.3   Letter Agreement, dated June 28, 1994, between CS First Boston, the Selling Stockholders
           (other than Messrs. Booth and Checkley) and the Company respecting the sale of the Shares.....
    23.1   Consent of Deloitte & Touche LLP, independent public accountants..............................
    23.2   Consent of Ronald J. Roessler, Esq., Senior Vice President and General Counsel of the Company,
           included in Exhibit 5.1
    24.1   Power of Attorney is included in the Signature Page contained in Part II of the Registration
           Statement.....................................................................................